Exhibit 10.2
CARBON DIOXIDE PURCHASE AND SALE AGREEMENT
THIS CARBON DIOXIDE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this 8th day of March 2010, between Cardinal Ethanol (“Cardinal Ethanol”) and EPCO Carbon Dioxide Products, Inc. (“EPCO”). Cardinal Ethanol and EPCO may collectively be referred to herein as the “Parties” or individually as a “Party”).
WHEREAS, Cardinal Ethanol operates an ethanol production facility in Union City, Indiana which produces as a by-product raw carbon dioxide in gaseous form; and
WHEREAS, it is the intention of the Parties that Cardinal Ethanol provide CO2 Gas from the Cardinal Ethanol Plant for use by EPCO in the EPCO Plant and EPCO purchase CO2 Gas on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the forgoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows, superceding all prior agreements:
1.	Definitions:
(a)
Cardinal Ethanol Plant — The ethanol production facility and related operations constructed on the premises of Cardinal Ethanol in Union City, Indiana which will produce as a by-product quantities of CO2 Gas.

(b)	CO2 Gas — means the raw carbon dioxide gas produced as a byproduct of the Cardinal Ethanol Plant and provided to the EPCO Plant for production of Liquid CO2.
(c)	Contract Year — Shall mean each twelve (12) month period during the term hereof beginning on the first day of the first month after the EPCO Plant begins producing Liquid CO2.
(d)	EPCO Plant — The carbon dioxide liquefaction plant to be constructed by EPCO on the leased premises and any future expansion of the CO2 plant.
(e)	Flow Rate — The rate of flow of CO2 Gas from the Cardinal Ethanol Plant to the Matchpoint.
(f)	Liquid CO2 — means the finished purified, liquefied product produced by EPCO from the CO2 Gas supplied by Cardinal Ethanol.
(g)
Matchpoint — The flange or other point on the necessary services and process facility conduits into and out of the EPCO Plant site and shown on Attachment 1 of Exhibit B. The Matchpoint shall be located in a mutually agreed upon location as near as practical to the boundary of the leased premises.

(h)
Shipped Tons — means those short tons of Liquid CO2 shipped out of the EPCO Plant by weight. Shipped Tons shall be determined by certified truck or rail scales located on the EPCO Plant site and EPCO’s bills of lading which will be provided to Cardinal Ethanol on a daily basis and, upon request by Cardinal Ethanol, in a monthly cumulative report.

(i)	Specifications — means the minimum (or maximum as the case may be) acceptable specifications for the make up and contents of the CO2 Gas as set forth on Exhibit A hereto.
2.	Term:
(a)
The initial term of this Agreement shall be for ten (10) years effective on the startup date of the EPCO Plant which date shall be no later than June 1, 2010 unless otherwise agreed by the Parties. This Agreement shall automatically renew for two (2) additional five (5) year periods thereafter unless either Party terminates the Agreement by providing at least six (6) months written notice prior to termination of the initial term or termination of any renewal period thereafter.

(b)
Notwithstanding Subsection (a) hereof, it is the intention of the Parties that the term of this Agreement shall not exceed the term of the Lease Agreement (defined below); accordingly, upon termination of the Lease Agreement, this Agreement shall also terminate, unless otherwise agreed in writing by the Parties. The Lease Agreement is the Non-exclusive CO2 Facility Site Lease Agreement attached hereto and made a part hereof and is identified as Exhibit B.

3.	Quantity and Price:
(a)
Cardinal Ethanol will supply to EPCO at the Matchpoint (at 5 p.s.i.g.) CO2 Gas at a consistent Flow Rate sufficient for EPCO to produce 6.25 tons of Liquid CO2 per hour as measured pursuant to Section 5 on a consistent basis 350 days per year or approximately 150 tons of Liquid CO2 per day. Cardinal Ethanol is allowed 15 days each Contract Year for scheduled or unscheduled maintenance and repairs to the Cardinal Ethanol Plant “downtime”. A day of downtime will be counted for every day in which the Cardinal Ethanol Plant is not operational for at least twelve hours or is providing CO2 Gas which does not meet Specifications for at least twelve hours. For Cardinal Ethanol’s downtime over the 15 days allowed, if the downtime continues for more than three (3) consecutive days, beginning with the 4th consecutive day, EPCO will be provided a credit against the quantity purchased under Section 5 which shall be the greater of: a) 130 tons per day for each day of downtime; or b) the number of tons determined by dividing the total actual extra expense incurred by EPCO as a direct result of such downtime (the “Actual Expense”) by the applicable price per ton in Section 3(b) (the “CO2 Credit”). EPCO shall provide complete written documentation of such actual extra expense to Cardinal Ethanol on a monthly basis to substantiate any claimed CO2 Credit under this section. The Parties agree that the calculation of the Actual Expense shall be consistent with the sample calculation attached hereto as Exhibit C. EPCO’s take or pay obligation shall also be abated as described in and in accordance with the calculation provided in Section 4.

If Cardinal Ethanol, in its sole discretion, shuts down ethanol production due to economic conditions, Cardinal Ethanol shall not be liable for failure to perform or for delay in performing this Agreement. However, if the cessation of ethanol production continues for more than three (3) consecutive days, beginning with the 4th consecutive day the CO2 Credit described above shall apply for each day that the the ethanol plant production is shut down for at least twelve hours. EPCO’s take or pay obligation shall also be abated as described in and in accordance with the calculation provided in Section 4. If ethanol plant production is shut down for more than sixty (60) consecutive days, either Party shall have the option to terminate this Agreement without penalty.

(b)
The price of CO2 Gas shall be $5.00 per ton as measured each month according to Section 5(a). In the event EPCO expands the EPCO Plant, the CO2 price shall be increased $1.00/ton for every 100 tons/day of additional capacity added. The new price will be effective and applied to all tons supplied, not just the incremental capacity added.

(c)
EPCO shall meet all applicable legal requirements concerning the release of CO2 Gas in its possession that are in force during the term and, whether a legal requirement or not, EPCO shall use commercially reasonable efforts to prevent venting of CO2 Gas and to maximize recovery of condensation.

(d)
EPCO shall have the option during the initial term of this Agreement or any extension thereof, to expand the EPCO Plant. In the event EPCO expands the EPCO Plant, the Parties will mutually agree upon any increase in the quantity of CO2 Gas to be supplied at that time taking in to account the total volume of CO2 Gas needed on a daily basis by EPCO and the total supply of CO2 Gas available from Cardinal Ethanol. Cardinal Ethanol will use its best efforts to supply the additional volume mutually agreed upon. Pricing and measurement for any additional tons agreed upon shall be the same as stated in section 3 (b) and section 5 (a).

4.	Take or Pay Minimum:
(a)
During the term of this agreement EPCO agrees to pay Cardinal Ethanol for a minimum of 40,000 tons each Contract Year of the Agreement or approximately $200,000 annually (the “take or pay obligation”). This minimum quantity is based on a consistent flow of CO2 Gas from the ethanol source. The take or pay obligation will be “trued” up or determined on an annual basis. Within 15 days of the end of the applicable Contract Year, the parties shall determine any shortfall in the take or pay obligation. If there is a shortfall, EPCO shall pay the difference in the total amount paid during the year and its take or pay obligation within 30 days of the end of the applicable Contract Year. In the event EPCO expands the EPCO Plant, the take or pay amount shall be increased by 70% of the additional CO2 plant capacity added. The take or pay amount shall also be at the new CO2 price as determined by Section 3 (b) above.

(b)
EPCO’s obligation to take or pay shall abate beginning on the fourth consecutive day that EPCO is ready and able to “take” CO2 Gas, but is unable to do so because (i) there exists a force majeure event affecting Cardinal Ethanol; (ii) there is a day of downtime as described in Section 3(a) over the 15 days allowed; (iii) the Flow Rate that can be provided by Cardinal Ethanol to EPCO falls below an amount sufficient for EPCO to produce the applicable take or pay quantity on a tons of Liquid CO2 per hour basis as set forth in 3(a); (iv) there has been a cessation of ethanol production at the Cardinal Ethanol Plant; or (v) there exists a force majeure event affecting EPCO. For purposes of this Section 4(b), occurrences of any of the conditions set forth in items (i)-(v) hereof existing for periods of more than 12 hours in one day shall abate the take or pay obligation for the entire day that such condition existed. For purposes of this section EPCO’s take or pay obligation will be based on 114 tons/day (40,000 tons divided by 350 days). The take or pay obligation will be determined by multiplying the number of daily occurrences of the events in (4b i-v) times 114 tons/day and subtracting that result from 40,000 tons and multiplying by the applicable price per ton in Section 3(b). Notwithstanding the foregoing, EPCO shall be entitled to an abatement of the take or pay obligation only to the extent that the Shipped Tons for the applicable Contract Year are less than 40,000.

5.	Measurement/Quality:
(a)
Subject to section 4(a) above, the quantity of CO2 Gas purchased by EPCO from Cardinal Ethanol shall be measured by the number of Shipped Tons, as determined on truck and/or rail scales located at the EPCO Plant. Cardinal Ethanol shall have the right to audit EPCO’s truck and rail scales at its expense. The Parties recognize there is no value of the CO2 sent to EPCO unless it is sold to customers.

(b)
EPCO will furnish certified bills of lading or other suitable records of daily production to Cardinal Ethanol on a daily basis which shall provide notes relative to the quality and quantity of CO2 Gas and, upon request of Cardinal Ethanol, in a monthly cumulative report. Such records may omit the customer names and addresses but shall establish the number of Shipped Tons.

(c)	EPCO agrees to monitor the CO2 Gas quality at its own expense to determine if the CO2 Gas meets Specifications and agrees to promptly inform Cardinal Ethanol if it does not.
(d)
Cardinal Ethanol represents and warrants that the CO2 Gas provided shall meet the Specifications set forth on Exhibit A. If there is a dispute as to whether the CO2 Gas meets Specifications, EPCO will have an independent testing lab test the gas for conformance and their decision will be binding on both parties. If the test results find that the CO2 Gas is non-conforming, Cardinal Ethanol will be responsible for the independent testing lab charges. The independent lab shall be chosen by agreement of both Parties.

(e)
EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, CARDINAL ETHANOL MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.	Payment and Terms:
Cardinal Ethanol shall bill EPCO monthly for the amount of CO2 Gas purchased under the terms of this Agreement as measured in accordance with Section 5 hereof. EPCO shall pay net twenty (20) days from billing date. Any amounts due hereunder and not paid by the date due shall accrue interest at the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, determined and compounded on a daily basis from the date due until the date paid.
7.	Utilities
Cardinal Ethanol will furnish EPCO with 100% potable water up to 60 gpm. EPCO will use the water for its internal purposes (scrubber water, cooling tower water and sanitary water). EPCO will return its process water to Cardinal Ethanol and this process water will not exceed 30 gpm. EPCO will also return the cooling tower water back to Cardinal Ethanol for use in its cooling tower systems. All other waste return water will connect to the Cardinal Ethanol sewage sytem or EPCO may provide for its own sewage removal system. EPCO will pay Cardinal Ethanol for its actual incremental costs incurred to provide potable water or to take back waste water, plus a five percent (5%) surcharge. EPCO will contract directly with the applicable power company for its power supply. Cardinal Ethanol shall assist EPCO in providing a location as close as possible to the power source.
8.	Force Majeure:
(a)
Neither Party shall be liable for failure to perform or for delay in performing this Agreement where such failure or delay is occasioned by events constituting force majeure, and the Parties shall use all reasonable efforts to minimize the duration of any event of force majeure. For purposes of this Agreement “force majeure” shall include the following: (i) fire, explosion, strike, lock-out, labor dispute, casualty, accident or mechanical failure(s); (ii) lack or failure in whole or in part of transportation facilities; (c) storm, flood or drought; (iii) acts of God or of the public enemy, war, riots, police action, or civil commotion; (iv) any law, regulation, ordinance, demand, judgment, injunction, arbitral award, or other requirement or regulation of any federal, Indiana, or local government or government agency; and (v) any other act whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of the party suffering such event of force majeure.

(b)
The Party asserting that an event of force majeure has occurred shall send or deliver to the other Party prompt written notice thereof setting forth a description of the event of force majeure, an estimate of its effect upon the Party’s ability to perform its obligations under this Agreement and the duration thereof. The notice shall be supplemented by such other information or documentation as the Party receiving the notice may reasonably request. As soon as possible after the cessation of any event of force majeure, the Party which asserted such event shall give the other Party written notice of such cessation. Whenever possible, each Party shall give the other Party notice of any threatened or impending event of force majeure, and the Parties shall use all reasonable efforts to minimize the duration of any event of force majeure. If either Party has a force majeure event which lasts for more than ninety (90) days, either Party shall have the option to terminate this Agreement.

(c)
It is agreed that if either the Cardinal Ethanol Plant or the EPCO Plant is destroyed by a force majeure event, the affected Party shall not be required to rebuild its facility and this Agreement will be terminated without penalty.

9.	Delivery of Product/Utilities.
(a)
The CO2 Gas piping and water supply/return piping from the Cardinal Ethanol Plant to the match point will be installed by EPCO. EPCO will split out the costs associated with the installation on Cardinal Ethanol’s side of the match point. Cardinal Ethanol has the option to have this work done by EPCO, or to have its own contractors do the work. If Cardinal Ethanol’s contractors perform the work, the CO2 credit below will not be applicable. If EPCO performs the work on Cardinal Ethanol’s side of the matchpoint, the cost shall be reimbursed to EPCO via a CO2 credit of $2/ton until the total capital cost is recouped. After installation, Cardinal Ethanol will be responsible for maintaining the CO2 and water lines on its side of the match point. EPCO will be responsible for the operation and maintenance of the CO2 and water piping on its side of the match point. EPCO will also own and operate the blower supplying the EPCO Plant.

(b)
Title to and risk of loss of CO2 Gas shall pass from Cardinal Ethanol to EPCO at the Matchpoint, but the quantity of CO2 Gas sold and purchased hereunder shall nonetheless be measured in accordance with Section 5a hereof.

(c)
Each Party will be responsible for any clean-up which is necessary due to a spill or leak from that portion of the pipeline which it is required to maintain. Notwithstanding the foregoing, if one Party is solely responsible for physical damage to the portion of the pipeline located on the other’s premises, the former shall be liable for damages caused to the pipeline and for other directly related damages, such as, but not limited to, clean-up expenses, and shall take prompt, appropriate, corrective action.

10.	Damages/Indemnification/Warranties.
(a)
EPCO shall indemnify, defend and hold harmless Cardinal Ethanol from and against any and all claims, loss, costs, expenses, damages, liability (including attorneys’ fees and expenses) arising from EPCO’s violation of any law, rule or regulation (including but not limited to any environmental law, rule or regulation) as well as any use of the leased premises, or from the conduct of EPCO’s business (including, but not limited to, any product liability claims arising therefrom) or from any activity, work or things done, permitted or suffered by EPCO in or about the leased premises, or arising from any negligence of EPCO, or any of EPCO’s customers, invitees, contractors, occupants, or employees, and from and against all loss, damage, liability, costs, attorneys’ fees, costs and expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Cardinal Ethanol by reason of any such claim, EPCO, upon notice from Cardinal Ethanol, shall defend the same at EPCO expense. EPCO as a material part of the consideration to Cardinal Ethanol, hereby assumes all risk of damage to property or injury to persons, in, upon or about the leased premises arising from any cause other than Cardinal Ethanol’s negligent or willful misconduct). Notwithstanding the foregoing, EPCO shall have no obligation under this Section 10(a) for property damage or personal injury arising directly or indirectly from the willful misconduct or negligent acts of Cardinal Ethanol, or its agents, employees or contractors. EPCO shall maintain comprehensive or Commercial General Liability insurance on an occurrence form with a combined single limit of $1,000,000 for bodily injury and property damage and general and product/completed operations aggregates of $1,000,000 each. Excess or Umbrella Liability insurance with a combined single limit of $4,000,000 each occurrence and annual aggregates of $4,000,000 will also be maintained for general and product/completed operations. Cardinal Ethanol will be a named additional insured under the policy. Cardinal Ethanol shall receive notification of any lapse in coverage.
(b)
Cardinal Ethanol shall be responsible, hold harmless, indemnify and defend EPCO for property damage or personal injury liability caused by the negligence or willful misconduct of Cardinal Ethanol at the Cardinal Ethanol Plant, provided, however, that Cardinal Ethanol shall have no obligation under this Section 10(b) for property damage or personal injury arising directly or indirectly from the willful misconduct or negligent acts of EPCO, or its agents, employees or contractors.

(c)
EPCO warrants and agrees to comply with any and all Indiana and federal laws including licensing requirements. EPCO will undertake, at its sole cost and expense, all actions which may be necessary or required to comply, with all federal, Indiana, and local laws, rules and regulations related to the use, condition, or occupancy of the EPCO Plant site or the construction of improvements thereon.

11.	Confidentiality and Non-Competition:
(a)
The Parties hereby acknowledge that in the course of engaging in the sale and purchase of CO2 Gas contemplated by this Agreement, each will have access to Confidential Information which includes but is not limited to each other’s business operations, the identity of customers, the quantity of Liquid CO2 used by such customers, shipping records, pricing, customer lists, production methods, technical and non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, information regarding actual and potential customers of each Party and actual and potential suppliers of each Party. The Parties agree that all such Confidential Information shall be kept secret and confidential. Notwithstanding the foregoing, the confidentiality obligations of the receiving Party shall not extend to information that:

A.	is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than receiving Party;
B.	was known by the receiving Party as of the time of its disclosure;
C.	is independently developed by the receiving Party;
D.	is subsequently learned from a third party not under a confidentiality obligation; or
E.	is required to be disclosed pursuant to court order or government authority, whereupon the receiving Party shall provide advance notice to the disclosing Party prior to such disclosure.
(b)
The Parties further acknowledge that violation of the provisions of this Section shall constitute irreparable injury and shall entitle the non-violating Party to temporary preliminary and/or permanent injunctive relief, in addition to any other remedy at law or in equity.

(c)
During the term of this Agreement, Cardinal Ethanol will not market, sell, provide, or attempt to market, sell, or provide raw CO2 Gas or liquefied CO2 Gas from Cardinal Ethanol’s ethanol facility in ( Union City), ( Indiana) to any other end user or party except as provided herein. In the event Cardinal Ethanol expands its ethanol facility, thereby making additional quantities of raw CO2 gas available, EPCO shall have the right of first refusal on any and all additional quantities of raw gas. EPCO shall not be obligated to take or pay for any such additional quantities of raw gas unless taken. If additional quantities are offered and not taken by EPCO, Cardinal Ethanol may sell such additional quantities of raw gas to another end user or party.

12.
Insurance: EPCO shall furnish Cardinal Ethanol certificates of insurance with thirty (30) days notice of cancellation and/or change in coverage clause as evidence of the following coverages with respect to the EPCO Plant:

(a)	Worker’s Compensation as prescribed by law and Employer’s Liability Insurance with a limit of not less than $1,000,000 per person and $1,000,000 per accident;
(b)
Comprehensive Public Liability and Automobile Liability, including broad form contractual liability provision to cover any liability assumed by EPCO under this Agreement, with a combined single limit of $5,000,000 Property Damage and Bodily Injury.

13.
Assignment: Subject to the terms and conditions set forth herein, no assignment by the Parties of all or part of its rights and obligations shall be made without the consent of the non-assigning Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event Cardinal Ethanol sells the Cardinal Ethanol Plant, EPCO may, at its sole option, terminate this Agreement without any penalty.

14.
Termination: Either Party may, at its option, terminate this Agreement in the event of an uncured material breach of this Agreement by the other party. Such termination may be effected only through written notice to the breaching Party, which notice shall specify the breach on which termination is based. Following receipt of such notice, the breaching Party shall have ninety (90) days to cure such breach. Provided however, that in the event of a failure to pay amounts payable by EPCO under this Agreement, EPCO shall have twenty (20) days following receipt of written notice to cure said breach. The Agreement shall terminate, on notice given by the non-breaching party, in the event such cure is not affected by the end of the applicable period, or longer period as determined by the non-breaching party.

EPCO agrees to maintain and repair at EPCO’s expense the entirety of the EPCO Plant site, to keep the entire EPCO Plant site in good repair and condition and at the termination of this Agreement to deliver the EPCO Plant site to Cardinal Ethanol in the same condition as at the date hereof, reasonable wear and tear excepted. EPCO shall have 90 days to relocate the EPCO Plant and return the plant site to the same condition as at the date hereof.
15.
Entire Agreement: This Agreement and the Lease Agreement contain the entire agreement between the Parties with respect to the subject matter herein, and there are no oral promises, representations, or other warranties affecting them. No amendment or modifications of any of the terms and provisions of this Agreement shall be binding upon either Cardinal Ethanol or EPCO unless the same be expressed in writing and signed by both Parties.

16.	Miscellaneous:
(a)	Headings are for reference only, and do not affect the meaning of any paragraph.
(b)
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c)
The failure of either Party to require strict compliance with any of the terms and conditions of this Agreement in any one situation shall not constitute a waiver of any of the terms and conditions of this Agreement.

(d)
EPCO acknowledges that Cardinal Ethanol is a tobacco free workplace. The smoking, chewing, or dipping of any tobacco product is strictly prohibited on the premise. It is also the policy of Cardinal Ethanol to maintain a drug free workforce and workplace. The use, possession, manufacture, distribution, dispensation, sale or purchase of an illegal drug or beverage alcohol by any employee at any time is prohibited. EPCO also acknowledges that Cardinal Ethanol bans firearms and any other weapons on its property. EPCO agrees that EPCO and its employees will comply with these and all other policies of Cardinal Ethanol. EPCO also agrees that all employees of Cardinal Ethanol and EPCO will use the parking lot east of the Cardinal Ethanol administration building for vehicle transportation to and from work.

17.
Notices: Notices and other communications between the Parties hereto shall be in writing (by mail, telex, telecopy or telegraph unless a particular mode is specified herein), postage or transmission costs prepaid, and shall be addressed to the Parties hereto the addresses set forth below:

To	Cardinal Ethanol:
1554 N. 600 E
Union City, IN 47390
Telephone: 765-964-3137
Fax: 765-964-3349

TO EPCO:	EPCO Carbon Dioxide Products, Inc.
1811 Auburn Avenue
Monroe, Louisiana 71201
Telephone: (318) 361-0870
Fax: (318) 361-0047
All such Notices and communications shall be deemed effective on (i) the date of transmission, if sent by telecopy or if sent by telex, with confirmed answer back, or (ii) the date that is five (5) calendar days after the date on which deposited or sent, if sent by mail or telegraph. Each Party hereto may change its address for purposes hereof by Notice given to the other Party in the manner prescribed herein.

18.
Governing Law, Forum and Jurisdiction. The validity, construction and enforcement of this Agreement shall be determined in accordance with the laws of (Indiana), without reference to its conflicts of laws principles, and any action arising under this Agreement shall be brought exclusively in (Indiana). Both parties consent to the personal jurisdiction of the Indiana courts located in (Indiana) and federal courts located in (Indiana).

19.	Contingency. Not applicable.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, this 8th day of March, 2010.

Attest:	EPCO CARBON DIOXIDE PRODUCTS, INC.

/s/ Denise Wiesemann Secretary	BY:	/s/ Darrell Craft 3-8-10 Executive Vice President

Attest:	CARDINAL ETHANOL, LLC

/s/ Tom Chalfant Secretary	BY:	/s/ Jeffrey Painter 3-10-10 CEO/President

EXHIBIT A
CO2 SPECIFICATIONS
Concentrations by Volume

Description	Specification

CO2	99.0% (mol)
O2	6,000 PPM
N2	24,000 PPM
Ethanol	200 PPM maximum
Acetaldehyde	50 PPM maximum
Dimethyl Sulfide	1 PPM maximum
Other Hydrocarbons	20 PPM maximum
SO2	10 PPM maximum
COS	10 PPM maximum
H2S	10 PPM maximum
Total Sulfur	40 PPM maximum

Tenperature	100 degrees F at the Matchpoint at 5 p.s.i.g.
EPCO Carbon Dioxide Products, Inc.

Signed: Date:	/s/ Darrel Craft 3-8-10
Cardinal Ethanol, LLC

Signed: Date:	/s/ Jeffrey Painter 3-10-10

EXHIBIT B
NON-EXCLUSIVE CO2 FACILITY SITE LEASE AGREEMENT
TBD
In Process
EPCO Carbon Dioxide Products, Inc.

Signed: Date:	/s/ Darrel Craft 3-8-10
Cardinal Ethanol, LLC

Signed: Date:	/s/ Jeffrey Painter 3-10-10

EXHIBIT C
Extra Expense Calculation

	Normal			Applicable	Extra
Product Costs	$/Ton	Actual	Diff	Tons/$	Expense	Comment
CO2-Union City	5.00
Electric-Variable-Union City	5.70

Total Variable Product Cost	10.70	187.88	8.18	260.00	$2,126.00	See detail below on $18.88
Total Miles to Deliver Product — 260 Tons	1,857	2,500			$707.30	$1.10 = EPCO Variable trasnp. Cost.

						(Diesel, Driver Pay, Var. Maint.)
Total Extra Expense-$$$					$2,833.30

CO2 Price-$/Ton					$5.00

CO2 Tons Claimed					567

	Ton	$/Ton	Amount
Product Purchase-Detail
O/S Company A	60	40.00	2,400.00
EPCO-Marion	140	7.20	1,008.00	See detail Below
Company C	60	25.00	1,500.00

	260	18.88	4,908.00

EPCO-Internal Variable Cost
EPCO-Marion CO2	4.00
EPCO-Marion Variable CO2	3.20

	7.20
EPCO Carbon Dioxide Products, Inc.

Signed: Date:	/s/ Darrel Craft 3-8-10
Cardinal Ethanol, LLC

Signed: Date:	/s/ Jeffrey Painter 3-10-10